Exhibit 99.1

FOR:	ENCORE MEDICAL CORPORATION	FOR IMMEDIATE RELEASE
CONTACT:	Harry L. Zimmerman
Executive Vice President – General Counsel
(512) 832-9500
harry_zimmerman@encoremed.com

Media:	Davis Henley, Vice President - Business Development
(512) 832-9500
Davis_Henley@encoremed.com

Encore Medical Announces Completion of Empi Acquisition
Company Now Positioned to Provide Complete Continuum of Care
for Surgical and Rehabilitation Patients

AUSTIN, Texas, Oct. 5, 2004 — Encore Medical Corporation (Nasdaq: ENMC) today announced that it completed its acquisition of Empi, Inc. The transaction, which was announced on August 9, 2004, closed on October 4, 2004, with consideration paid by Encore consisting of approximately $172.7 million payable to the Empi common shareholders and option holders in cash, along with 8 million shares of Encore common stock, plus the repayment of approximately $155 million of outstanding Empi debt for a total purchase price of approximately $362.7 million. Encore believes that this acquisition, which is expected to be accretive to Encore’s earnings per share, creates the first orthopedic company that can provide a complete continuum of care for surgical and rehabilitation patients.

Kenneth W. Davidson, Chief Executive Officer of Encore Medical Corporation, stated, “All of us at Encore are excited that we completed this acquisition because it positions us as the only orthopedic company that can offer a comprehensive continuum of products for the needs of orthopedic surgeons, therapists and their patients by offering products that include surgical implants, as well as rehabilitation therapy equipment for both the therapists’ office and for home use by the patient. We expect that our stand-alone projected 2004 revenues of approximately $120 million will increase to approximately $300 million for the combined company in 2005. Additionally, we believe our stand alone 2004 operating income, which we have projected to be between $10.5 and $12 million, should grow to approximately $44 million on a combined basis in 2005.”

Mr. Davidson continued, “This acquisition is consistent with our stated strategy of becoming a mid-sized orthopedic product company with leading positions in both the reconstructive orthopedic surgery and orthopedic rehabilitation market segments. We believe we are now even more favorably positioned for our U.S. customers and gain a very important foothold in the international marketplace. We are all extremely excited about combining forces with Empi to build Encore Medical into a leading provider in all of our business segments. The combination provides many benefits including greater geographic and product diversification. We will have one of the largest sales and marketing networks in the orthopedic sector with strong relationships with managed care organizations and broad coverage of orthopedic clinics worldwide. In additional, Empi’s presence in Europe through its Ormed subsidiary, which is based in Germany, will provide us with opportunities to accelerate the expansion of the distribution of our products in Europe. We are extremely excited about working with the Empi management team to capitalize on opportunities to leverage our combined strengths and create revenue growth and operating efficiencies in the coming months and years.”

Encore financed the cash portion of the purchase price (i) through a new $180 million senior credit facility from a consortium of banks, led by Bank of America, N.A., (ii) from the proceeds of the issuance by a newly formed subsidiary of Encore of $165 million of 9 3/4% senior subordinated notes due October

1, 2012 which were issued in a private placement pursuant to Rule 144A and Regulation S of the Securities Act of 1933, and (iii) from available cash it raised in a secondary public offering of its common stock that it completed in December 2003.

Banc of America Securities LLC served as financial advisor to Encore Medical. J.P. Morgan Securities Inc served as financial advisor to Empi, Inc.

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices, including surgical implants, sports medicine equipment and products for the orthopedic rehabilitation, pain management and physical therapy industries. Based in Austin, Texas, Encore sells its products to orthopedic surgeons, physical therapists, chiropractors, athletic trainers and other healthcare professionals who use its products to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports related injuries. Encore’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products, trauma products and spinal implants. Through its Orthopedic Rehabilitation Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. For more information, visit http://www.encoremed.com.

Empi, Inc. is a leading medical device company focused on products used for pain management, orthopedic rehabilitation and physical therapy. The company develops, manufactures, markets and distributes a diverse range of non-invasive medical devices and related accessories that are primarily used by patients for at-home therapy. Empi also provides physical therapy equipment and supplies to physicians, physical therapists and other healthcare professionals for use in their clinics. For more information, visit http://www.empi.com.

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to locate and integrate future acquisitions, the effect on other potential acquisitions and financings, and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.